                                                                   EXHIBIT 10.20


                               LICENSE AGREEMENT


          This Agreement is entered into as of July 31, 1996 (the "Effective Date") by and between Credence Systems Corporation, a Delaware corporation, with its principal place of business located at 215 Fourier Avenue, Fremont, California 94539 ("Licensor"), and Kinetix Test Systems, LLC, a California limited liability company, with its principal place of business located at 660 East Calaveras Blvd., Milpitas, California 95035 ("Licensee").

          WHEREAS, Licensor desires to license to Licensee the Technology (as defined below) on the terms and conditions contained herein; and

          WHEREAS, Licensee desires to obtain from Licensor a license to the Technology (as defined below) on the terms and conditions contained herein;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

          1.   Certain Definitions.
               -------------------

          1.1 An "Affiliate" of a party means an entity directly or indirectly controlling, controlled by or under common control with that party.

          1.2 "Gross Revenue" means the gross revenue received by Licensee with respect to the sale, transfer or disposition of any Product (including without limitation, all service and upgrade revenue) to a person or entity that is not an Affiliate. Where a Product is sold, transferred or disposed of to an Affiliate or for consideration other than cash or other than in an arms-length transaction, the Gross Revenue applicable to such transaction shall be the Gross Revenue attributable to like transactions of the same quantity of such Product to third parties for cash on an arms-length basis.

          1.3 "Products" means Licensor's 6K/8K test systems, namely, the STS/6060, STS/6120, STS/6560, STS/6520, STS/7720, and STS/8256 test systems as well as all optional hardware and software products which relate to the use of these machines. The optional hardware and software products include but are not limited to system configuration options, TesterTools software, off-line programming workstations, and off-line compilers.

          1.4 "Proprietary Information" of a disclosing party means the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information relating to Products, the properties, composition or structure thereof or the manufacture or processing thereof or machines therefor or to the disclosing party's business (including, without limitation, reagents, computer programs, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions

(whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information).

          1.5 "Proprietary Rights" means patent rights, copyrights, trademark rights, mask work rights, trade secret rights, including without limitation, manufacturing rights, engineering rights, upgrade rights, and any and all other statutory and legal rights and protections available under applicable laws for the protection of intellectual property.

          1.6 "Technology" shall mean all technology comprising of Licensor's "6K/8K" test system family, as set forth and described in Attachment A hereto, including, without limitation, all patents and patent applications, related inventions (whether or not patentable), ideas, processes, formulas, designs, works of authorship, technology, computer programs, source and object code, firmware, software, microcode, mask works, processes, techniques, information and know-how, owned or controlled by Licensor as of the date of this Agreement, together with reasonable documentation provided therewith to Licensee by Licensor.

          2.   License Grant.
               -------------

          2.1 Subject to all of the terms and conditions of this Agreement, Licensor hereby grants Licensee an exclusive, worldwide, perpetual (subject to Section 12), transferable (but only after July 31, 2001) license under Licensor's Proprietary Rights in the Technology to make, use, sell, offer for sale and distribute Products. Licensee shall have the right to modify or create derivatives of the Products or Technology; provided, however, that Licensee shall not change or modify the current maximum pin count or maximum test frequency of the Products during the first two (2) years after the Effective Date of this Agreement.

          2.2  Notwithstanding anything else, Licensor and its licensors retain
(i) all title to, and, except as expressly and unambiguously licensed herein, all rights to the Technology and all related documentation and materials, (ii) all of their respective service marks, trademarks, trade names or any other designations (and notwithstanding anything else herein, Licensee may not use any name, mark or designation used by Licensor or its licensors, and (iii) all Proprietary Rights in the Technology.

          3.   Fees; Payment.
               -------------

          3.1 As full consideration for this Agreement and the license granted in Section 2 above, Licensee will pay Licensor fees ("Management Fees") equal to a percentage of the Gross Revenue received by Licensee on Products sold by or under the authority of Licensee according the following schedule:

               3.1.1 five percent (5%) of Gross Revenue received for the period commencing on the Effective Date and continuing for three (3) years thereafter;

               3.1.2 four percent (4%) of Gross Revenue received during the fourth (4th) year of this Agreement;

               3.1.3 three percent (3%) of Gross Revenue received during the fifth (5th) year of this Agreement;

               3.1.4 after the end of the fifth (5th) year Licensee shall cease royalty payments and the license granted in Section 2 above shall become royalty free.

          3.2 Management Fees shall be due within thirty (30) days after the end of each calendar quarter with respect to the Gross Revenue received by Licensee in that quarter. All payments shall be made in U.S. dollars in the United States. All late payments shall be assessed a service charge of 1.5% per month, to the extent allowed by law.

          4.   Maintenance, Service and Support.
               --------------------------------

          4.1 Licensee acknowledges and agrees that maintaining good customer relations, including providing proper service and support to customers is critical to Licensor's business. Licensee shall be responsible for providing certain customer support for Products. Licensee agrees to continue to support Licensor's ongoing service activities relating to Products, including, but not limited to, hardware and software engineering necessary for bug fixes, execution of product change requests ("PCRs") from Licensor's warranty and service contract customers, periodic software releases, and technical support services.

          4.2 Payment for these support activities will occur in the form of an exchange of services. When it is appropriate and mutually agreed that Licensor will provide the field service and/or logistics support for a product manufactured and shipped by Licensee under the terms of this agreement, Licensee will reserve a portion of the Gross Revenue from such a sale at the following percentages in order to compensate Licensor: (i) 3.75% of Gross Revenue for products shipped to locations in Northern California, (ii) 5.625% of Gross Revenue for products shipped to locations throughout the rest of the United States, and (iii) 7.5% of Gross Revenue for products shipped to locations outside the United States. Licensor may then draw from the reserve account to compensate Licensee at the rate of Seventy-Five Dollars ($75.00) per hour for time actually spent by Licensee performing the services and support described in
Section 4.1 above.

          4.3 During the term of this Agreement, Licensor will provide second level telephone support or, at Licensor's option, electronic support to Licensee during Licensor's normal business hours for answering questions regarding the Technology. Licensee must designate one (1) individual for handling all maintenance and support contact and communications with Licensor and shall, within thirty (30) days after the Effective Date, provide Licensor with the name of such individual. Thereafter, Licensee may designate successor individuals upon ten (10) days prior written notice.

          5.   Transfer of Technology; Existing Orders.  To carry on the
               ---------------------------------------
physical transfer of Technology from Licensor to Licensee, Licensor shall disclose to Licensee (to the extent not already disclosed), on the Effective Date of this Agreement, Technology in tangible form sufficient to enable Licensee to exercise the license granted in Section 2 above. The physical transfer of Technology shall take place according to the transition plan described in Attachment B hereto. Upon termination of this Agreement for any reason, Licensee will immediately return to Licensor any and all copies (in whatever media) of the Technology or portions thereof that it has in its possession or control. As part of the transfer of Technology, Licensor shall provide Licensee with information relating to orders of Products placed with Licensor before, and existing as of, the Effective Date. Licensee shall have the right to fill such orders as part of its distribution of Products under this Agreement.

          6.   Licensee Covenants and Representations.
               --------------------------------------

          Except as expressly and unambiguously provided herein and as conditions of Licensee's license hereunder, Licensee represents, warrants and agrees:

          6.1 not to delete, alter, add to or fail to reproduce in and on any Licensee Products any copyright, trademark (if such trademark is used by Licensee) or other notices appearing in or on any copy, media, master disk or package materials containing or relating to the Technology and provided by Licensor or which may be required by Licensor at any time;

          6.2 to keep Licensor informed as to any problems encountered with the Technology and any resolutions arrived at for those problems. If Licensor makes any modifications, design changes or improvements of the Technology based on suggestions by Licensee or any of its customers, distributors, employees or agents, Licensor shall have any and all right, title and interest in and to any such suggested modifications, design changes or improvements;

          6.3 to provide Licensor with quarterly written reports of the total number of Products sold within thirty (30) days after the end of each quarter. Such reports shall accompany the payments specified in Section 3 above.

          6.4 to keep complete and accurate books and records of its sales, customers and end users of Products and all other transactions relating to the Technology. Licensor shall have the right (upon reasonable notice and during Licensee's normal business hours) to have an independent certified public accountant inspect and audit the books and records of Licensee for the purpose of verifying Licensee's compliance with the terms and conditions of this Agreement and any reports, information or payments provided or due hereunder. All underpayments revealed by such audit shall be paid to Licensor within thirty
(30) days of the audit results. The cost of such audit shall be borne by the Licensor, except that if such audit reveals an underpayment to Licensor in excess of five percent (5%), Licensee shall bear the expense of the audit. Licensor may exercise its right to audit no more than once each year unless an audit reveals Licensee's non-compliance with the terms and conditions of this Agreement or an underpayment hereunder of over five percent (5%), in which event Licensor shall have the right to audit more frequently (but no more than once every three (3) months) until the results of the last audit reveal Licensee's compliance with the terms and conditions of this Agreement and less than a five (5%) underpayment hereunder.

          6.5 to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or reexport of any Proprietary Information, Technology or Products or any direct product thereof in violation of any such restrictions, laws or regulations, or to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations); Licensee shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to the export from the U.S. of all material or items deliverable by Licensee to any location and shall demonstrate to Licensor compliance with all applicable laws and regulations prior to delivery thereof by Licensee;

          6.6 that all advertising and marketing materials relating to the Technology shall be accurate in all respects. Licensee agrees to provide Licensor with copies of all brochures, advertisements, direct mail materials and all other marketing materials regarding the Technology for Licensor's prior review and approval which shall not be unreasonably withheld or delayed. The purpose of such review shall be to verify the accuracy of such materials with respect to the Technology and the appropriate usage of proprietary notices (including, without limitation, copyright notices). Licensor shall approve or disapprove such materials within ten (10) business days of receipt from Licensee. Licensee agrees to correct all errors and omissions as required by Licensor prior to the distribution of such materials. Licensee shall provide Licensor with copies of such materials sufficiently in advance to allow adequate time for Licensor to correct any errors or omissions and for Licensee to correct such errors or omissions.

          7.   Confidentiality.  Each party recognizes the importance to the
               ---------------
other of the other's Proprietary Information. Accordingly, the receiving party agrees (i) to hold the disclosing party's Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the receiving party employs with respect to its confidential materials), (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Proprietary Information except as expressly authorized in this Agreement. Without granting any right or license, the disclosing party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to information the receiving party can document (a) is in or (through no improper action or inaction by the receiving party or any Affiliate, agent or employee) enters the public domain (and is readily available without substantial effort), or (b) was rightfully in its possession or known by it prior to receipt from the disclosing party, or (c) was rightfully disclosed to it by another person without restriction, or (d) was independently developed by it by persons without access to such information. The receiving party must promptly notify the disclosing party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence.

          8.   Warranty and Disclaimers.
               ------------------------

          8.1 Licensor warrants (i) that this Agreement and the obligations of Licensor hereunder do not contravene, interfere with, or result in the breach of any rights of any third parties or breach any agreement to keep in confidence proprietary information acquired by Licensor in confidence or in trust prior to the execution of this Agreement, (ii) that it has full right, power and authority to enter into this Agreement and grant Licensee the rights and license contained herein.

          8.2 THE TECHNOLOGY IS PROVIDED TO LICENSEE "AS IS." EXCEPT FOR THE REPRESENTATIONS MADE IN SECTION 8.1 ABOVE, LICENSOR MAKES NO WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE TECHNOLOGY OR ANY PRODUCTS, SERVICES OR LICENSES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          9.   Patent Indemnity.
               ----------------

          9.1 Licensor shall defend, at its sole expense, any suit or proceeding against Licensee for the direct infringement of any U.S. patent of any third party by Technology licensed from Licensor hereunder. Licensor shall pay all costs and damages finally awarded against Licensee because of direct infringement.

          9.2 The foregoing obligation of Licensor does not apply with respect to Technology or Products or portions or components thereof (i) not supplied by Licensor, (ii) made in whole or in part in accordance to Licensee specifications, (iii) which are modified by Licensee, if the alleged infringement relates to such modification, (iv) combined with other products, processes or materials where the alleged infringement relates to such combination, (v) where Licensee continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or

(vi) where Licensee's use of the Technology is incident to an infringement not resulting primarily from the Technology or is not strictly in accordance with the License; Licensee will indemnify Licensor and its officers, directors, agents and employees from all damages, settlements, attorneys' fees and expenses related to a claim of infringement or misappropriation excluded from Licensor's indemnity obligation by this Section 9.2.

          9.3 Licensor's duties herein are conditioned upon Licensee providing Licensor with prompt written notice of any and all threats of, or the commencement of any suit or proceeding for any claim of infringement and Licensee shall provide Licensor with all authority (including the right to control the defense of any suit or proceeding and all negotiations for settlement of compromise) necessary to defend or settle such suit or proceeding. Licensor shall not be bound by any settlement made without Licensor's prior written consent.

          THIS SECTION 9 STATES THE SOLE AND EXCLUSIVE LIABILITY OF LICENSOR AND LICENSEE FOR MISAPPROPRIATION OR INFRINGEMENT OF PATENTS ANY OTHER PROPRIETARY RIGHTS, AND IS IN LIEU OF ANY AND ALL WARRANTIES OF NON-INFRINGEMENT OR SIMILAR OBLIGATIONS, EXPRESS OR IMPLIED, IN REGARD THERETO, AND WHICH ARE HEREBY DISCLAIMED.

          10.  Limitation of Liability.  NOTWITHSTANDING ANYTHING ELSE IN THIS
               -----------------------
AGREEMENT OR OTHERWISE, LICENSOR WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE FEES PAID TO LICENSOR HEREUNDER DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE OR, IF NO FEES HAVE BEEN PAID TO LICENSOR HEREUNDER DURING SUCH TWELVE (12) MONTH PERIOD, FOR ANY AMOUNTS IN EXCESS OF ONE HUNDRED THOUSAND DOLLARS ($100,000), (II) FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST DATA OR (III) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES; EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES.

          11.  Term.  Except as expressly provided in Section 12 below, this
               ----
Agreement and the license granted herein shall be effective from the Effective Date of this Agreement and shall remain in effect in perpetuity.

          12.  Termination.
               -----------

          12.1 This Agreement may be terminated by a party for cause immediately upon the occurrence of any of the following events:

               12.1.1 if the other ceases to do business, or otherwise terminates its business operations; or

               12.1.2 if the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within thirty (30) days; or

               12.1.3 if the other materially breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days (ten
(10) days in the case of nonpayment and immediately in the case of a breach of
Section 7) of written notice describing the breach; or

               12.1.4 if the other shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days).

          12.2 Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

          12.3 Upon termination of this Agreement by either party, (i) all rights and licenses of Licensee and obligations of and restrictions on Licensor and Licensee hereunder shall terminate, except as expressly set forth in subclause (iv) below and except that end user licenses granted to Products customers in accordance with this Agreement will remain in effect in accordance with their terms; (ii) Licensee will immediately return to Licensor all Technology, Proprietary Information, master disks, catalogues and literature in its possession, custody or control in whatever form held (including all copies or embodiments thereof), (iii) to the extent Licensee has purchased or purchases from Licensor any assets or inventory related to the Products, Licensor shall have the right at its option to repurchase any or all such assets or inventory at the original purchase price paid by Licensee, and (iv) in addition to the rights to payment hereunder, the following provisions shall survive any expiration or termination of this Agreement: Sections 6.5, 7, 8, 10, 12.2, 12.3, 12.4, 14 and 15.

          12.4 Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

          13.  Relationship of Parties.  The parties hereto expressly understand
               -----------------------
and
agree that Licensee is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith and is responsible for and will indemnify Licensor from any and all claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses and liabilities of any type whatsoever that may arise on account of Licensee's activities or those of its employees or agents (including, without limitation, Affiliates), including without limitation, providing unauthorized representations or warranties to its customers or breaching any term, representation or warranty of this Agreement. Licensor is in no manner associated with or otherwise connected with the actual performance of this Agreement on the part of Licensee, nor with Licensee's employment of other persons or incurring of other expenses. Except as expressly provided herein, Licensor shall have no right to exercise any control whatsoever over the activities or operations of Licensee.

          14.  Assignment.  The rights and obligations of the parties under this
               ----------
Agreement may not be assigned or transferred except (i) rights to payment of money may be assigned and (ii) this Agreement, except that the rights and obligations of Licensor hereunder may be assigned to an acquiror of all or substantially all the assets, business or stock of Licensor without Licensor's prior written consent.

          15.  Miscellaneous.
               -------------

          15.1 Amendment and Waiver - Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

          15.2 Governing Law and Legal Actions - This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

          15.3 Headings - Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

          15.4 Notices - Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses set forth on the first page of this Agreement or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mails.

          15.5 Force Majeure - Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force majeure shall use its best endeavors in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other party by telex or telefax within five (5) days after its occurrence and shall be confirmed by a letter.

          15.6 Severability - If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

          15.7 Further Assurances - Each party hereto shall execute, acknowledge and deliver such further instruments and do all such other acts as may be reasonably necessary or appropriate to carry out the purposes of this Agreement.

          15.8 Remedies - The rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms and conditions of this Agreement (including, without limitation, rights of termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or equity.

          15.9 Entire Agreement - This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.


          IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement.


          LICENSEE:  KINETIX TEST SYSTEMS, LLC

          By:

          Its:

          LICENSOR:  CREDENCE SYSTEMS CORPORATION

          By:

          Its:

                                  ATTACHMENT A
                                  ------------

            LIST OF TECHNICAL INFORMATION TO BE PROVIDED BY LICENSOR
            --------------------------------------------------------

                                  ATTACHMENT B
                                  ------------


Transition Plan for Completing the Transfer of Technology (12 week duration):
----------------------------------------------------------------------------

1. Within two weeks after Licensor's preliminary approval, Licensee representatives will visit Licensor, Beaverton, to discuss with Licensor which test benches and instrumentation will be transferred and to accomplish that transfer. The STS/6560 currently located at Licensor's Fremont Technical Support Center will also be transferred to Licensee at this time.

2. During the following four weeks, Licensee personnel will work with Licensor in Beaverton to accomplish the transfer to Licensee of all necessary intellectual property, documentation, technical information, purchasing information, tooling, etc.

3. Licensee will then work for approximately four weeks to organize the information derived in 6(b) above, and to plan and prepare for production activities. During this period, Licensee may make certain specific requests for transfer of inventory items to support its planning and preparation phase.

4. Finally, Licensee will again visit Licensor, Beaverton, to coordinate the transfer of all remaining assets to Licensee.

                                       13